UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2005

NEUROMETRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50856	04-3308180
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

62 Fourth Avenue
Waltham, Massachusetts 02451
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (781) 890-9989

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry Into a Material Definitive Agreement.

Item 5.02                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

NeuroMetrix, Inc. (the “Company”) appointed W. Bradford Smith to serve as its Chief Financial Officer effective February 14, 2005.  Prior to joining the Company, Mr. Smith, age 49, was the Chief Financial Officer and Executive Vice President at Synarc, Inc., a provider of clinical trials services to the pharmaceutical and biotechnology industries, since May 2003.  At Synarc, he was responsible for global financial operations, raised private equity financing from several venture capital firms and completed the acquisition of a medical imaging services company.   Prior to Synarc, he had been the Chief Financial Officer at PatientKeeper, Inc., a company providing healthcare professionals with mobile computing solutions, from March 2000 to May 2003. At PatientKeeper, he was instrumental in raising private funding with venture capital and strategic investors and helping the company launch its initial products. Prior to PatientKeeper, Mr. Smith served as Chief Financial Officer at Focal, Inc. from 1993 to 2000, and led the company through several rounds of private and public equity financing including management of its initial public offering.

The Company entered into a letter agreement with Mr. Smith on February 7, 2005, which provides for the Company’s employment of Mr. Smith, as its Chief Financial Officer, on an at-will basis beginning on February 14, 2005. Under the letter agreement, Mr. Smith’s initial annual salary will be $220,000, subject to periodic review and adjustment at the discretion of the Company.  Under the letter agreement, Mr. Smith will be also eligible to receive an annual cash performance bonus of up to 30% of his annual salary if certain performance objectives determined by Mr. Smith and the Company are met.  The Company also agreed to pay Mr. Smith a sign-on bonus of $80,000, provided that this bonus must be repaid if Mr. Smith does not remain employed by the Company for at least 12 months.

The Company will also grant Mr. Smith stock options to purchase 142,000 shares of common stock at a price equal to the closing price of the Company’s common stock on the date Mr. Smith’s employment with the Company commences.  This stock option will have a term of ten years and vest over four years with 25% of the total award vesting one year after the commencement of Mr. Smith employment with the Company and the remainder vesting ratably over the following three years on a quarterly basis.

Under the terms of the letter agreement, if (1) the Company terminates Mr. Smith’s employment for any reason other than cause or (2) Mr. Smith resigns as a result of the Company’s material breach of the terms of the letter agreement (each such termination hereafter referred to as a “severance termination”), then Mr. Smith will be entitled to receive his base salary for a period of nine months from the date of the severance termination.  Additionally, in the event of a severance termination, Mr. Smith will be entitled to the acceleration of nine months of vesting under the option agreement described above.

If any of the sale transactions described below occurs within the first year of vesting under his option agreement, Mr. Smith’s stock option will vest as to 50% of the total award. If a sale transaction occurs on or after the first year of vesting, Mr. Smith will be entitled to acceleration of vesting for 25% of the total award.  The following will be considered sale transactions under Mr. Smith’s option agreement:

•                  a sale of substantially all of the Company’s assets;

•                  a merger or combination with another entity, unless the merger or combination does not result in a change in ownership of the Company’s voting securities of more than 50%; or

•                  the sale or transfer of more than 50% of the Company’s voting securities.

Mr. Smith also entered into a confidentiality and non-competition agreement with the Company on February 7, 2005, effective as of February 14, 2005, which provides for protection of the Company’s confidential information, assignment to the Company of intellectual property developed by Mr. Smith and non-compete and non-solicitation obligations that are effective during, and for 12 months following termination of, Mr. Smith’s employment.

The foregoing summary is qualified in its entirety by reference to the copies of the letter agreement, form of option agreement and confidentiality and non-competition agreement, which are attached hereto as Exhibits 99.1, 99.2, and 99.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.               Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description

*99.1	Letter Agreement, dated February 7, 2005, by and between NeuroMetrix, Inc. and W. Bradford Smith

*99.2	Form of Incentive Stock Option Agreement, under the NeuroMetrix, Inc. 2004 Stock Option and Incentive Plan, by and between NeuroMetrix, Inc. and W. Bradford Smith

*99.3	NeuroMetrix, Inc. Confidentiality & Non-Compete Agreement, dated as of February 7, 2005, by and between W. Bradford Smith and NeuroMetrix, Inc.

*Filed herewith.

[Remainder of page left blank intentionally]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

NEUROMETRIX, INC.

Dated: February 11, 2005	By:	/s/ Shai N. Gozani, M.D., Ph.D.
Shai N. Gozani, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

*99.1	Letter Agreement, dated February 7, 2005, by and between NeuroMetrix, Inc. and W. Bradford Smith

*99.2	Form of Incentive Stock Option Agreement, under the NeuroMetrix, Inc. 2004 Stock Option and Incentive Plan, by and between NeuroMetrix, Inc. and W. Bradford Smith

*99.3	NeuroMetrix, Inc. Confidentiality & Non-Compete Agreement, dated as of February 7, 2005, by and between W. Bradford Smith and NeuroMetrix, Inc.

*Filed herewith.